Exhibit (h)(5)

Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Bloomberg U.S. Treasury 12% Premium Income ETF (formerly Amplify Bloomberg U.S. Treasury Target High Income ETF)